Exhibit 5.1

McLaughlin & Stern, llp

260 Madison Avenue
	New York, New York 10016	Millbrook Office
Steven W. Schuster	(212) 448–1100	Franklin Avenue
Partner	Fax (212) 448–0066	P.O. Box 1369
Direct Phone: (212) 448–6216		Millbrook, New York 12545
Direct Fax: (800) 203-1556		(845) 677–5700
E–Mail: sschuster@mclaughlinstern.com		Fax (845) 677–0097

September 3, 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	Lotus Pharmaceuticals, Inc. Form S-8 Registration Statement

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Lotus Pharmaceuticals, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the securities being registered to be sold pursuant to the Registration Statement are duly authorized and will be, when sold in the manner described in the Registration Statement, legally and validly issued, and fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters.”

Very truly yours,

MCLAUGHLIN & STERN, LLP

By: /s/ Steven W Schuster

Steven W. Schuster, Member